May 24, 2016

Board of Directors

OncoSec Medical Incorporated

5820 Nancy Ridge Drive

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as special Nevada counsel to OncoSec Medical Incorporated, a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of up to 11,019,284 shares of the Company’s common stock, par value $0.0001, including 665,049 shares of the Company’s Common Stock (the “Common Shares”), up to 5,509,642 shares of Common Stock issuable upon the exercise of Series A Warrants, and up to 4,844,593 shares of Common Stock issuable upon the exercise of pre-funded Series B Warrants (together, the “Warrant Shares”), pursuant to that certain Registration Statement on Form S-3, as amended (Registration Statement No. 333-195387) (“Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and supplemented by the Prospectus Supplement relating to the Common Shares and the Warrant Shares filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Common Shares and Warrant Shares are to be sold by the Company as described in the Prospectus Supplement.

You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. For purposes of rendering that opinion, we have examined the Registration Statement, the Prospectus Supplement, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Common Shares and the Warrant Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon the representations and warranties of the Company contained in those certain documents included as Exhibits to the Registration Statement and on a certificate of an officer of the Company.

Our opinion set forth below is limited to the laws of the State of Nevada, including reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that (i) the Common Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement will be legally issued, fully paid and nonassessable, and (ii) the Warrant Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Prospectus Supplement, and the terms and conditions of the respective Warrants will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDONALD CARANO WILSON LLP
McDONALD CARANO WILSON LLP